                                                                    Exhibit 23.1

                          Independent Auditor's Consent



The Board of Directors
Mansur Industries, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Mansur Industries, Inc. of our report dated February 29, 1998, relating to the balance sheets of Mansur Industries, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997 and all related schedules, which report appears in the December 31, 1997 annual report on Form 10-KSB of Mansur Industries, Inc.

KPMG LLP

Miami, Florida
January 4, 1999